Exhibit 99.1
MEDTOX Scientific, Inc.
402 West County Road D
St. Paul, MN 55112
Contact: Paula Perry (877) 715-7236

MEDTOX SCIENTIFIC ANNOUNCES RESULTS
FOR FOURTH QUARTER AND YEAR-END 2010

ST. PAUL, Minn., February 10, 2011 – MEDTOX Scientific, Inc. (Nasdaq:MTOX) today announced fourth quarter and year-end results for the periods ended December 31, 2010.  Highlights from the quarter and year-end compared to the prior-year periods include:

•	Total revenues for the quarter increased 25.7% to $25.0 million, and for the year increased 15.4% to $97.1 million

•	Gross profit for the quarter increased 50.5% to $10.4 million, and for the year increased 28.3% to $39.6 million

•	Operating income for the quarter was $1.2 million compared to a loss of $0.5 million, an increase of 344.6%, and for the year increased 138.2% to $4.7 million

•	Net income for the quarter was $0.8 million compared to a loss of $0.2 million, an increase of 510.5%, and for the year increased 132.3% to $3.0 million

•	Earnings per diluted share for the quarter were $0.09 compared to a loss of ($0.02) in the prior-year period, and for the year were $0.34 compared to $0.15 for the prior year-end

In our Laboratory segment, revenues from drugs-of-abuse (DAU) testing in the quarter increased 20.8%, to $10.3 million, from $8.5 million in the prior-year period.  For the twelve-month period DAU testing revenues increased 9.9% to $39.6 million, from $36.0 million in the prior-year period.  DAU testing revenues for the year ended 2009 were down from the prior-year period by 9.9% due to economic conditions in labor markets.  The increase in 2010 is a result of more stable testing volumes from our existing workplace clients and an increase in revenues from new clients.

Our clinical laboratory diversification efforts initiated in 2008 continue to have momentum with clinical laboratory revenues in the quarter increasing 27.1% to $7.5 million, compared to $5.9 million for the prior-year period; and for the twelve-month period increasing 30.8% to $29.9 million, compared to $22.9 million from the prior-year period.  Clinical Trial Services revenues for the quarter increased 123.0% to $2.3 million compared to $1.0 million for the prior-year period, and for the twelve-month period increasing 8.3% to $7.5 million from $6.9 million from the prior year-end period.

In the Diagnostic segment, revenues were up 10.8% for the quarter, and 9.8% for the twelve-month period.  The increase is attributable to improved sales in the workplace drugs-of-abuse market with our PROFILE®-II A and PROFILE®-III A products, and increased sales of PROFILE®-V sold into the hospital market with our MEDTOXScan® Reader.

Revenue increases in Drug Testing, Clinical Laboratory and Diagnostic Product Sales validate our strategy of adding to our sales group, expanding clinical laboratory capabilities, and continued pursuit of market share gains in the drugs-of-abuse testing market.

Gross margins improved in both the Laboratory Services and Diagnostic Products segments with overall gross margin increasing 690 basis points to 41.6%, compared to 34.7% in the fourth quarter of 2009; and for the twelve-month period increasing 410 basis points to 40.8%, compared to 36.7% from the prior-year.

Cash on hand at year-end was $1.3 million and the Company has no long term debt. In the fourth quarter the Company paid a one-time dividend of $11.1 million or $1.25 per share.

MEDTOX will hold a teleconference to discuss 2010 fourth quarter and year-end results today at 9:30 a.m. Central Time (10:30 a.m. Eastern).  The Company will discuss these results and other corporate matters.  During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends.  The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.  To access the teleconference, dial (877) 852-6576 ten minutes before the scheduled start time today.  International callers may access the call by dialing (719) 325-4861.  Callers should ask for the MEDTOX quarterly conference call, hosted by Dick Braun, president and CEO of MEDTOX.  A simultaneous webcast of the conference call will be available on the MEDTOX website in the “investors” section under “webcasts” at www.medtox.com.  An audio replay of the conference call will be available through February 17 at (888) 203-1112, passcode # 5363992.  International callers may access the replay at (719) 457-0820 with the same passcode # 5363992.

MEDTOX Scientific, Inc., headquartered in St. Paul, Minn., is a provider of high quality specialized laboratory testing services and on-site/point-of-collection testing (POCT) devices. The company also supports customers with complete logistics, data and program management services. MEDTOX is a leader in providing esoteric laboratory testing services to hospitals and laboratories nationwide. This includes both central laboratory and bio-analytical testing for pharmaceutical clinical trials. MEDTOX develops and manufactures diagnostic devices for quick and economical on-site/point-of-collection analysis for drugs-of-abuse, therapeutic drugs and biological and agricultural toxins and provides employment drug screening and occupational health testing. For more information see www.medtox.com.

Note: Forward looking statements contained in this press release are made under the Private Securities Reform Act of 1995.  Forward-looking statements, including those relating to  momentum in our clinical laboratory business and our strategy, are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements.  Actual results may differ due to a number of factors including a change in the employment pattern of client companies, the ability of MEDTOX to acquire new business and retain existing business, and changes in the competitive environment.  Further discussions of factors that may cause such results to differ are identified in the Company's 2009 Annual Report on Form 10-K and incorporated herein by reference.   You should take such factors into account when making investment decisions and are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  We undertake no obligation to update any forward-looking statements.

MEDTOX SCIENTIFIC, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

REVENUES:
Laboratory services:
Drugs-of-abuse testing services	$ 10,278	$ 8,511	$ 39,624	$ 36,040
Clinical & other laboratory services	7,527	5,922	29,923	22,884
Clinical trial services	2,272	1,019	7,500	6,927
Product sales	4,879	4,405	20,054	18,257
	24,956	19,857	97,101	84,108

COST OF REVENUES:
Cost of services	12,501	10,977	49,036	45,432
Cost of sales	2,068	1,980	8,425	7,781
	14,569	12,957	57,461	53,213

GROSS PROFIT	10,387	6,900	39,640	30,895

OPERATING EXPENSES:
Selling, general and administrative	8,633	6,837	32,691	26,663
Research and development	563	550	2,261	2,264
	9,196	7,387	34,952	28,927

INCOME FROM OPERATIONS	1,191	(487)	4,688	1,968

OTHER INCOME (EXPENSE):
Interest expense	(8)	(2)	(10)	(17)
Other income	139	191	167	96
	131	189	157	79

INCOME (LOSS) BEFORE INCOME TAX BENEFIT (EXPENSE)	1,322	(298)	4,845	2,047

INCOME TAX BENEFIT (EXPENSE)	(542)	108	(1,828)	(748)

NET INCOME (LOSS)	$ 780	$ (190)	$ 3,017	$1,299

BASIC EARNINGS (LOSS) PER COMMON SHARE	$ 0.09	$ (0.02)	$ 0.35	$0.15

DILUTED EARNINGS (LOSS) PER COMMON SHARE	$ 0.09	$ (0.02)	$ 0.34	$0.15

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:
Basic	8,799,744	8,557,013	8,715,391	8,536,768
Diluted	8,958,226	8,557,013	8,867,530	8,788,663

MEDTOX SCIENTIFIC, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31, 2010	December 31, 2009
ASSETS
Cash and cash equivalents	$ 1,285	$ 4,165
Accounts receivable, net	19,575	16,173
Inventories	3,902	3,593
Other current assets	5,297	5,032
Total current assets	30,059	28,963

Building, equipment and improvements, net	28,164	29,509

Other assets	17,234	17,645
Total assets	$ 75,457	$ 76,117

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$ 13,905	$ 9,115

Other long-term obligations	7,610	5,570

Stockholders’ equity	53,942	61,432
Total liabilities and stockholders’ equity	$ 75,457	$ 76,117